UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 19, 2019 (March 18, 2019)
GIBRALTAR INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-22462	16-1445150
(State or other jurisdiction of incorporation )	(Commission File Number)	(IRS Employer Identification No.)
3556 Lake Shore Road
P.O. Box 2028
Buffalo, New York 14219-0228
(Address of principal executive offices) (Zip Code)
(716) 826-6500
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

TABLE OF CONTENTS

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers	3
Item 9.01 Financial Statements and Exhibits	4
SIGNATURE	5
EX - 10.1
EX - 10.2
EX - 10.3
EX - 99.1

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Executive Officer

On March 18, 2019, Gibraltar Industries, Inc. (“Gibraltar”) announced the appointment, effective March 18, 2019 of Mr. Patrick M. Burns as Chief Operating Officer. In his position as Chief Operating Officer, Mr. Burns will be responsible for all aspects of Gibraltar’s day to day operations across its businesses and such other executive duties as he is assigned from time to time by the Board of Directors and the Chief Executive Officer.

Prior to his appointment, Mr. Burns, age 56, served as Senior Vice President of Strategy at Dover Corporation since September 2016. Prior to his service with Dover Corporation, Mr. Burns served as Vice President of Corporate Strategy of Johnson Controls from January 2014 to June 2016 and served as Vice President and General Manager of Thomson at Danaher Corporation from 2013 to 2014.

Compensatory Arrangements

In connection with his employment as the Company’s Chief Operating Officer, Mr. Burns accepted terms and conditions of employment contained in a written offer of employment from the Chairman of the Company’s Board of Directors (the “Offer Letter”), which terms and conditions include an initial annual base salary of $410,000 per year together with an annual bonus opportunity of 60% of his annual base salary with a signing grant of 10,000 restricted stock units which will vest in four equal tranches on each of the first four anniversaries of his March 18, 2019 employment commencement date. As an executive officer of the Company, Mr. Burns is also eligible for long term equity based incentive compensation which will consist of restricted stock units having a value equal to 45% of his annual base salary, vesting at a rate of 25% per year and performance stock units having a value based on the achievement of the targeted level of performance equal to 100% of his annual base salary. Mr. Burns is further eligible to participate in the Company’s equity based management stock purchase plan, a non-qualified plan of deferred compensation maintained by the Company that provides for issuance to participants of matching restricted stock units based on the amount of salary and eligible incentive compensation deferred, as well as perquisite programs available to the Company’s executive officers.

The Company and Mr. Burns have also entered into a Change in Control Agreement providing that, in the event that Mr. Burns’ employment is terminated without “cause” or for a “good reason”, in each case as defined in the Change in Control Agreement, after the Company’s execution of a merger agreement or within one year following a change in control as defined in the Change in Control Agreement, Mr. Burns will be entitled to a lump sum payment equal to two times his annual base salary, plus an amount equal to his average annual performance bonus. Payments to Mr. Burns under the Change in Control Agreement are conditioned on the execution and delivery by Mr. Burns to the Company of a release.

The foregoing summary of the compensatory arrangements provided to Mr. Burns are qualified in their entirety by reference to the Offer Letter provided to Mr. Burns, the Change in Control Agreement, and the Award of Restricted Units, attached hereto as Exhibits 10.1, 10.2, and 10.3 respectively, which agreements are incorporated herein by reference.

A copy of the press release announcing these matters is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits
(a)-(c)    Not Applicable
(d)    Exhibits:

Exhibit No.	Description

10.1	Correspondence, dated March 8, 2019, from William T. Bosway to Patrick M. Burns
10.2	Change in Control Agreement by and between Gibraltar Industries, Inc. and Patrick M. Burns, Dated March 15, 2019 and effective March 18, 2019
10.3	Award of Restricted Units dated as of March 18, 2019 to Patrick M. Burns
99.1	Press release dated March 18, 2019 entitled “Gibraltar Names Patrick M. Burns Chief Operating Officer” issued by Gibraltar Industries, Inc.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GIBRALTAR INDUSTRIES, INC.
Date:	March 19, 2019
		By:	/s/ Jeffrey J. Watorek
Jeffrey J. Watorek
Vice President, Treasurer and Secretary